UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ELLIE MAE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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ELLIE MAE, INC.

4155 Hopyard Road, Suite 200

Pleasanton, California 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2012

To the Stockholders of Ellie Mae, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Ellie Mae, Inc., a Delaware corporation (the “Company”), will be held on May 15, 2012, at 9:30 a.m. local time, at the Company’s offices, 4155 Hopyard Road, Suite 200, Pleasanton, California 94588 for the following purposes:

1.	To elect three Class I directors to hold office until the 2015 annual meeting of stockholders or until their successors are elected;

2.	To ratify the selection, by the Audit Committee of the Board of Directors, of Grant Thornton LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012;

3.	To hold an advisory vote to approve named executive officer compensation as disclosed in these materials;

4.	To hold an advisory vote on whether the advisory vote to approve named executive officer compensation should be held every one, two or three years; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on March 21, 2012 can vote at this meeting or any adjournments that take place.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement, and for the approval, on an advisory basis, of a frequency of every ONE YEAR for future advisory votes to approve executive compensation as described in Proposal No. 4 of the Proxy Statement.

For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report to Stockholders, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.

The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free number, an e-mail address and a website where stockholders can request a paper or email copy of the Proxy Statement, our annual report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to vote and submit your proxy by following the voting procedures described in the Notice of Internet Availability of Proxy Materials or on the proxy card.

By Order of the Board of Directors

Elisa Lee
Corporate Secretary

Pleasanton, California

April 4, 2012

ELLIE MAE, INC.

4155 Hopyard Road, Suite 200

Pleasanton, California 94588

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2012

The Board of Directors of Ellie Mae, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 15, 2012, at 9:30 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the Company’s offices, 4155 Hopyard Road, Suite 200, Pleasanton, California 94588.

We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Accordingly, on or about April 4, 2012, we are making this Proxy Statement and the accompanying Proxy Card, Notice of Annual Meeting of Stockholders and Annual Report to Stockholders available on the Internet and mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of March 21, 2012 (the “Record Date”). Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders as of the Record Date will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the notice, including an option to request paper copies on an ongoing basis. We intend to mail this Proxy Statement, together with the accompanying Proxy Card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials within three business days of request.

The only voting securities of Ellie Mae are shares of common stock, par value $0.0001 per share (the “common stock”), of which there were 21,589,409 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

In this Proxy Statement, we refer to Ellie Mae, Inc. as the “Company,” “Ellie Mae,” “we” or “us” and our Board of Directors as the “Board.” When we refer to Ellie Mae’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.

The Company’s Annual Report to Stockholders, which contains consolidated financial statements as of and for the year ended December 31, 2011, accompanies this Proxy Statement. You also may obtain a paper copy of the Company’s Annual Report on Form 10-K for fiscal 2011 that was filed with the Securities and Exchange Commission (the “SEC”) by writing to our Secretary at the above address. The Company’s Annual Report on Form 10-K is also available in the “Financial Information” section of our website at http://ir.elliemae.com and at the SEC’s website at www.sec.gov.

THE PROXY PROCESS AND STOCKHOLDER VOTING

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 21, 2012 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 21,589,409 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on March 21, 2012, your shares were registered directly in your name with transfer agent for our common stock, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on March 21, 2012, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote FOR:

•	the election of three Class I directors to hold office until our 2015 Annual Meeting of Stockholders;

•	the ratification of the selection by the audit committee of the Board of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

•	the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

You are also being asked to vote for ONE YEAR, on an advisory basis, as the frequency of future advisory votes to approve executive compensation.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

You may vote by mail or follow any alternative voting procedure described on the proxy card or the Notice of Internet Availability of Proxy Materials. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.

For the election of directors, you may either vote “For” each of the three nominees or you may “Withhold” your vote for any nominee you specify. For the ratification of the selection of the Company’s independent auditors and the advisory vote to approve named executive officer compensation, you may vote “For” or “Against” or abstain from voting. For the advisory vote on the frequency of the advisory vote to approve named executive officer compensation, you may choose among four options: holding the vote every one, two or three years, or abstaining.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy over the Internet or, if you properly request and receive a proxy card by mail or email, by signing, dating and returning the proxy card or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote by proxy over the Internet, follow the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•	To vote by telephone, if you properly requested and received a proxy card by mail or email, you may vote by proxy by calling the toll free number found on the proxy card.

•

To vote by mail, if you properly requested and received a proxy card by mail or email, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet or by telephone, Broadridge will access and tabulate your vote electronically, and if you have requested and received proxy materials via mail or email and choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name,” as applicable) returns one proxy card to Broadridge on behalf of all its clients.

How are votes counted?

With respect to Proposal No. 1, the election of directors, the three nominees receiving the highest number of votes will be elected. With respect to Proposal Nos. 2, 3 and 4, the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on each proposal is required for approval. With respect to Proposal No. 4, the frequency of the advisory vote to approve named executive officer compensation, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, the Company will consider the alternative receiving the greatest number of votes – every year, every two years or every three years – to be the frequency that stockholders approve. However, because this vote is advisory and not binding on us or the Board in any way, the Board may decide that it is in our and our stockholders’ best interests to hold an advisory vote to approve named executive officer compensation more or less frequently than the option approved by our stockholders.

Brokers who hold shares for the accounts of their clients (that is, in “street name”) may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. If your shares are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to Proposal Nos. 1, 3 or 4, the broker may not exercise discretion to vote on those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal.

However, “broker non-votes” will be considered present at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Please instruct your bank or broker so your vote can be counted.

If stockholders abstain from voting, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal Nos. 1 and 4 and, with regard to Proposal Nos. 2 and 3, will have the same effect as an “Against” vote.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 21, 2012.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record as of the Record Date. All stockholders as of the Record Date will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

How do I vote via Internet or telephone?

You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. If you properly request and receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges, as applicable, for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 14, 2012. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “FOR” the election of each of the three nominees for director, “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, “FOR” the approval, on an advisory basis, of named executive officer compensation and for every “ONE” year as the frequency for the advisory vote to approve named executive officer compensation. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailing proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Proxy Materials or proxy card that you receive by mail or email pursuant to your request, which include voting over the Internet, by telephone or by signing, dating and returning any of such proxy cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy over the Internet, by telephone or by mail with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 4155 Hopyard Road, Suite 200, Pleasanton, California 94588.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in our proxy materials for next year’s annual meeting, your proposal must be submitted in writing by December 5, 2012, to our Secretary at 4155 Hopyard Road, Suite 200, Pleasanton, California 94588; provided that if the date of the annual meeting is earlier than April 15, 2013 or later than June 14, 2013, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. If you wish to submit a proposal that is not to be included in our proxy materials for next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between January 15, 2013 and February 14, 2013; provided that if the date of that annual meeting is earlier than April 15, 2013 or later than July 14, 2013, you must give notice not earlier than the 120th day prior to the annual meeting date and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 21,589,409 shares outstanding and entitled to vote. Accordingly, 10,794,705 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation provides that the Board shall be divided into three classes, with the directors in each class having a three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of nine directors, divided into the three following classes:

•	Class I directors: Sigmund Anderman, Alan S. Henricks and Bernard M. Notas, whose current terms will expire at the Annual Meeting;

•	Class II directors: Carl Buccellato, A. Barr Dolan and Frank Schultz, whose current terms will expire at the annual meeting of stockholders to be held in 2013; and

•	Class III directors: Craig Davis, Robert J. Levin and Jeb S. Spencer, whose current terms will expire at the annual meeting of stockholders to be held in 2014.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Messrs. Anderman, Henricks and Notas have been nominated to serve as Class I directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors for Election at the 2012 Annual Meeting of Stockholders
Sigmund Anderman	70	President and Chief Executive Officer, Director	1997
Alan S. Henricks(1)	61	Director	2010
Bernard M. Notas(1)(2)	61	Director	1998

Class II Directors Whose Terms Expire at the 2013 Annual Meeting of Stockholders
Carl Buccellato	69	Director	1997
A. Barr Dolan(2)	62	Director	2005
Frank Schultz(3)	73	Director	2000

Class III Directors Whose Terms Expire at the 2014 Annual Meeting of Stockholders
Craig Davis(2)(3)	60	Director	2004
Robert J. Levin(1)(3)	56	Director	2009
Jeb S. Spencer	43	Director	2011

(1)	Member of the audit committee of the Board.
(2)	Member of the compensation committee of the Board.
(3)	Member of the nominating and corporate governance committee of the Board.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2015 Annual Meeting of Stockholders

Sigmund Anderman, one of our co-founders, has served as our chief executive officer and as a member of the Board since the inception of the Company in August 1997. Mr. Anderman co-founded American Home Shield Corporation, a home warranty company, in 1973, and served as its general counsel until 1979 and as its chief executive officer from 1979 to 1982. Mr. Anderman founded CompuFund, Inc., a computerized mortgage banking company, in 1982 and served as its chief executive officer until 1991. Mr. Anderman founded Inspectech Corporation, a computerized home inspection company, in 1991 and served as its chief executive officer until 1998. Mr. Anderman holds a Bachelor of Arts degree in Education from City University of New York and a Juris Doctor from New York University. The Board has concluded that Mr. Anderman should serve on the Board based on his extensive executive leadership experience, knowledge of our company as founder and chief executive officer since inception and comprehensive knowledge of the mortgage and mortgage technology industries, which make him a critical asset to our company and the Board.

Alan S. Henricks has served on the Board since April 2010. From September 2009 to the present, Mr. Henricks has been a consultant and advisor to a variety of emerging technology companies, including roles as acting chief financial officer of Livescribe, Inc., Santur, Inc. and Academix Direct, Inc. From September 2006 to May 2009, Mr. Henricks served as chief financial officer of Pure Digital Technologies, a consumer electronics company, and from May 2009 to August 2009 he was a private consultant. From December 2003 to September 2006, Mr. Henricks served as chief financial officer of Traiana, a software company. From November 2001 to July 2003, Mr. Henricks served as chief executive officer and a member of the board of directors of Cenzic, a security software company. Prior to November 2001, Mr. Henricks served as a senior executive officer at a variety of companies, including serving as chief financial officer of Informix Software, Documentum, Borland International, Cornish & Carey and Maxim Integrated Products. Mr. Henricks holds a Bachelor of Science degree in Engineering from Massachusetts Institute of Technology and a Master of Business Administration degree from Stanford University. The Board has concluded that Mr. Henricks should serve on the Board and the audit committee based on extensive experience serving as chief financial officer of both public and private companies.

Bernard M. Notas has served on the Board since March 1998. From September 2011 to the present, Mr. Notas has served as a consultant to Sanctuary Wealth Services, a securities brokerage firm. From February 2003 to February 2010, Mr. Notas served as chief financial officer and a managing director of BTIG, LLC, a securities firm. From July 1998 to January 2001, Mr. Notas served as chief operating officer and chief financial officer of OffRoad Capital Corporation, a securities firm, as president of OffRoad Securities, Inc., a securities firm, and as a member of the board of directors for each company from July 1998 to August 2001. From September 1987 to December 1997, Mr. Notas served as chief financial officer and a managing director at Montgomery Securities, a securities firm. From January 1986 to February 1987, Mr. Notas served as chief financial officer and group managing director of Rooney, Pace Group, Inc., a brokerage firm. Mr. Notas previously served on the board of directors of JB Oxford Inc., from July 2004 to October 2007. Mr. Notas holds a Bachelor of Business Administration degree in Finance and Accounting from Pace University and a Master of Business Administration degree in Management from Long Island University. The Board has concluded that Mr. Notas should serve on the Board and the audit and compensation committees based on his extensive background as chief financial officer of a securities firm, as well as his broad experience in entrepreneurial business environments.

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

Carl Buccellato has served on the Board since December 1997. From May 2008 to February 2012, Mr. Buccellato served as chief executive officer and a director of SavingStreet, LLC, an e-commerce company. From 1996 to May 2008, Mr. Buccellato was a private investor and, from June 2000 to May 2002, he served as a consultant to Ultrastrip Technologies, currently known as Echosphere Technologies, an engineering, technology development and manufacturing company. Mr. Buccellato was a co-founder of Homeowners Group, Inc., a real estate services company, and served as its president and chief executive officer from 1982 to 1996. Mr. Buccellato is a member of the board of directors of Landstar System Inc., a provider of integrated supply chain solutions, and Senergy SNRG, a global waste recycling and de-vulcanization technology company. Mr. Buccellato has also served on a variety of industry boards, including the President’s Advisory Council on Real Estate and the Real Estate Buyers Council. The Board has concluded that Mr. Buccellato should serve on the Board based on his experience in founding and managing a large, nationwide real estate services company, and his extensive background in advising and serving as a director of many high growth companies.

A. Barr Dolan has served on the Board since June 2005 and was a member of the Board from December 1997 to November 2000. From 1982 to April 2010, Mr. Dolan served as a general partner of Charter Ventures, a venture capital firm. From 1986 to May 2008, Mr. Dolan was a member of the board of directors for Heska Corporation, a veterinary products company. Mr. Dolan is a member of the board of directors for several private companies, including CoRepair, KFX Inc., CMD Consulting and Xlumina. Mr. Dolan holds a Bachelor of Arts degree in Chemistry and a Master of Science degree in Engineering from Cornell University, a Master of Arts degree in Applied Science from Harvard University and a Master of Business Administration degree from Stanford University. The Board has concluded that Mr. Dolan should serve on the Board and the compensation committee based on his significant experience in analyzing, investing in and serving on the boards of directors many start-up and high growth companies.

Frank Schultz has served on the Board since June 2000. From 1995 to the present, Mr. Schultz has been a private investor. From 1992 to 1995, Mr. Schultz served as chief executive officer, president and chairman of the board of directors of ITT Financial Corp., a financial services company. From 1983 to 1992, Mr. Schultz was an executive vice president at Bank of America, a financial services company, at which he oversaw consumer marketing, credit card and mortgage divisions. Mr. Schultz previously has served as a member of Fannie Mae’s National Advisory Board and as a member of the Mortgage Bankers Association’s Presidents’ Council. Mr. Schultz holds a Bachelor of Arts degree from Princeton University and a Master of Business Administration degree from Harvard University. The Board has concluded that Mr. Schultz should serve on the Board and the nominating and corporate governance committee based on his extensive experience serving as an executive and board member of companies in the mortgage and financial services industry.

Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders

Craig Davis has served on the Board since January 2004. From September 2003 to the present, Mr. Davis has been a private investor. From December 1996 to September 2003, Mr. Davis served as president of the Home Loans and Insurance Services Group at Washington Mutual, a national bank. From January 1989 to December 1996, Mr. Davis held various positions at American Savings Bank, a financial services company, most recently as executive vice president and director of Mortgage Origination/ASB Subsidiaries. From May 1982 to January 1989, Mr. Davis was executive vice president at Griffin Financial Services, a financial services company and subsidiary of Home Savings of America. Mr. Davis has served on numerous boards and councils including the Real Estate Board of Governors of the Mortgage Bankers Association and Fannie Mae’s National Advisory Council. Mr. Davis holds Bachelor of Arts degrees in English and History from United States International University. The Board has concluded that Mr. Davis should serve on the Board and the compensation and nominating and corporate governance committees based on his extensive experience in the residential mortgage industry and his service as an executive at some of the largest residential mortgage lenders in the United States.

Robert J. Levin has served on the Board since August 2009. From May 2009 to the present, Mr. Levin has been a consultant to Redbrick Partners, a real estate investment firm. From August 2008 to February 2009, Mr. Levin was a senior advisor to Fannie Mae and from March 2009 to April 2009 he was a private consultant. From May 1981 to August 2008, Mr. Levin served in a variety of executive positions at Fannie Mae, including serving as chief business officer from January 2006 to August 2008, interim chief financial officer from December 2004 to December 2005 and executive vice president for housing and community development from August 1998 to December 2004. Mr. Levin currently serves as a member of the board of trustees for Morehouse College and has previously served as a member of the board of the National Alliance to End Homelessness. Mr. Levin holds a Bachelor of Arts degree in Economics from the University of North Carolina at Chapel Hill and a Master of Business Administration degree from the University of Chicago. The Board has concluded that Mr. Levin should serve on the Board and the audit and nominating and corporate governance committees based on his extensive experience as a key executive for many years, serving a variety of functions, of Fannie Mae, the largest investor in residential mortgages in the United States.

Jeb S. Spencer has served on our board of directors since August 2011. From September 2002 to the present, Mr. Spencer has served as a managing partner of TVC Capital, a private equity and venture capital firm, of which he is a co-founder. From September 2002 to April 2005, Mr. Spencer served as chief executive officer of Del Mar DataTrac, a mortgage lending automation solutions company, and as its chairman of the board of directors from 2002 to 2005 and from 2008 to 2011. From December 1999 to April 2001, Mr. Spencer served as president and a member of the board of directors of Backwire.com, Inc., an Internet publishing company, of which he was a co-founder. Mr. Spencer was chairman of the board of directors of Accordent Technologies, a video content management company. Mr. Spencer is a member of the board of directors for several private companies, including TechnoCom Corporation, IQ for Business Inc. and MeetingSense Software Corporation. Mr. Spencer holds a Bachelor of Arts degree in Political Science from Boston College and a Master of Business Administration degree from Harvard University. The Board has concluded that Mr. Spencer should serve on the Board based on his extensive background in the software industry and his significant experience advising and serving on the boards of directors of many start-up and high growth companies, including companies in the mortgage and software industries.

Executive Officers

The following is biographical information for our executive officers not discussed above.

Name	Age	Position(s)
Jonathan H. Corr	45	Chief Operating Officer
Limin Hu	50	EVP, Technology & Operations, Chief Technology Officer
Elisa Lee	37	EVP, General Counsel and Secretary
Edgar A. Luce	60	EVP, Finance & Administration, Chief Financial Officer

Jonathan H. Corr has served as our chief operating officer since November 2011. Mr. Corr had previously served as our executive vice president and chief strategy officer from August 2005 to November 2011 and our senior vice president of product management from October 2002 to August 2005. Prior to joining us, from October 2001 to August 2002, Mr. Corr served as vice president, product strategy at PeopleSoft, Inc. From May 1998 to August 2001, Mr. Corr served in various positions at Kana/Broadbase Software/Rubric, a number of software companies that combined through acquisition, most recently as vice president of product management. From July 1997 to May, 1998, Mr. Corr served as senior product manager of Netscape Communications Corporation. Mr. Corr holds a Bachelor of Science degree in Engineering from Columbia University and a Master of Business Administration degree from Stanford University.

Limin Hu, one of our co-founders, has served as our chief technology officer since the inception of the Company in August 1997. From January 1996 to August 1997, Mr. Hu served as chief executive officer and president of Hugo Technologies, Inc., a technology consulting firm. From December 1994 to January 1996, he served as vice president and general manager of Teknekron Systems LLC, a software and business development company, and from March 1994 to December 1994, Mr. Hu was Director of Systems Technology at Teknekron Corporation, a software company. From December 1990 to March 1994, Mr. Hu held various research positions at IBM Research Center. Mr. Hu holds a Bachelor of Science degree in Electrical Engineering from National Taiwan University and a Ph.D. in Electrical Engineering and Computer Science from the University of California at Berkeley.

Elisa Lee has served as our general counsel and secretary since November 2009. Prior to joining us, from March 2008 to November 2009, Ms. Lee served as senior counsel of The Cooper Companies, Inc., a specialty medical products company, and served in various positions at CooperVision, Inc., a subsidiary of The Cooper Companies, Inc., most recently as assistant general counsel. From 2000 to February 2008, Ms. Lee was an attorney at Latham & Watkins LLP. Ms. Lee holds a Bachelor of Arts degree in Political Science from the University of California at Berkeley and a Juris Doctor from New York University.

Edgar A. Luce has served as our chief financial officer since July 2005. From November 2004 to July 2005, Mr. Luce served as our acting chief financial officer. From January 2001 to April 2004, Mr. Luce served as chief financial officer for Sanarus Medical, Inc., a medical device company. From March 2000 to January 2001, he was chief financial officer, secretary and treasurer at ComView Corporation, a cardiology imaging software company. From February 1997 to March 2000, Mr. Luce was chief financial officer at Biex, Inc., a healthcare company, and from August 1991 to February 1997, he served as vice president, finance and administration and corporate secretary for Penederm Inc., a public dermatology products company. Mr. Luce holds a Bachelor of Arts degree in Economics from Stanford University and a Master of Business Administration degree in Finance from the University of California at Los Angeles.

Independence of the Board of Directors

As required under the NYSE Amex rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE Amex, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that Messrs. Davis, Dolan, Henricks, Levin, Notas and Schultz are independent directors within the meaning of the applicable NYSE Amex listing standards.

As required under the NYSE Amex rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of the Board are composed entirely of directors determined by the Board to be independent within the meaning of the NYSE Amex rules and regulations.

Information Regarding the Board of Directors and its Committees

Board Responsibilities; Risk Oversight

The Board is responsible for, among other things, overseeing the conduct of our business; reviewing and, where appropriate, approving our major financial objectives, plans and actions; and reviewing the performance of our chief executive officer and other members of management based on reports from the compensation committee. Following the end of each year, the Board conducts an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors. With respect to the Board’s role in our risk oversight, the audit committee discusses with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The audit committee reports to the full Board with respect to these matters, among others.

Board Leadership

Mr. Anderman currently serves as our chairman of the Board and chief executive officer. The Board has not adopted a specific policy on whether the same person should serve as both the chief executive officer and chairman of the Board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The Board believes it is appropriate to retain the discretion and flexibility to make these determinations from time to time as needed to provide appropriate leadership for the Company. At this time, the Board believes that the best Board leadership structure for the Company and our stockholders is to combine the two roles, a structure which the Board believes provides for strong and efficient company leadership and encourages accountability and effective decision-making.

Mr. Anderman has extensive knowledge of the Company and the Company’s business gained through his positions as one of our founders and as our chief executive officer for over 14 years. The Board believes the experience, leadership and vision that Mr. Anderman provides as chairman of the Board are essential to the short- and long-term success of the Company. In addition, the Board believes that the combined role facilitates the flow of information and fosters a constructive and cooperative relationship between management and the Board.

The Board believes that the authority of the combined chairman of the Board and chief executive officer is appropriately counter-balanced by the fact that six of our eight other directors are independent and all of the members of the Board’s committees are independent. The Board is committed to good corporate governance practices and values independent board oversight as an essential component of strong corporate performance. Although the Board has not named a lead independent director, the independent directors are actively engaged in shaping the Board’s agenda and the Company’s strategy. All directors are well engaged in their responsibilities, express their views and are open to the opinions expressed by other directors. In addition, our corporate governance guidelines require that the directors meet in executive session without management directors or management present on a regularly scheduled basis, but not less than two times a year.

Board Committees

The Board has the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

Audit Committee

The audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent auditors’ qualifications, independence and performance; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Ellie Mae engagement team as required by law; reviews our critical accounting policies and estimates; reviews and approves all material transactions with any related party; and annually reviews the audit committee charter and the committee’s performance. The current members of the audit committee are Alan S. Henricks, Robert J. Levin and Bernard M. Notas, with Mr. Notas serving as chairman of the committee. All members of the audit committee meet the requirements for financial literacy under applicable SEC and NYSE Amex rules and regulations. The Board has determined that each of Messrs. Henricks, Levin and Notas is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under applicable NYSE Amex rules and regulations. All of the members of the audit committee are independent directors as defined under applicable SEC and NYSE Amex rules and regulations. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE Amex. A copy of the audit committee charter is available to security holders on the Company’s website at http://ir.elliemae.com.

Compensation Committee

The compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, but only to the extent consistent with our certificate of incorporation and bylaws, Section 162(m) of the Internal Revenue Code of 1986 (to the extent applicable), NYSE Amex rules and other applicable law. The current members of the compensation committee are Craig Davis, A. Barr Dolan and Bernard M. Notas, with Mr. Dolan serving as the chairman of the committee. All of the members of the compensation committee are independent under the applicable rules and regulations of the SEC, the NYSE Amex and the Internal Revenue Code. A copy of the compensation committee charter is available to security holders on the Company’s website at http://ir.elliemae.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of the Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations concerning governance matters. The current members of the nominating and corporate governance committee are Craig Davis, Robert J. Levin and Frank Schultz, with Mr. Schultz serving as chairman of the committee. A copy of the nominating and corporate governance committee charter is available to security holders on the Company’s website at http://ir.elliemae.com.

In recommending candidates for election to the Board, the independent members of the nominating and corporate governance committee may consider the following criteria, among others the nominating and corporate governance committee shall deem appropriate: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in the Company’s industry; experience as a board member of another publicly held company; academic expertise in an area of the Company’s operations; and practical and mature business judgment, including the ability to make independent analytical inquiries. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our Bylaws. As set forth in our Bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our Bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our Bylaws, as amended and restated to date, which is available, without charge, from our Secretary, at 4155 Hopyard Road, Suite 200, Pleasanton, California 94588.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

The Board met 14 times during last year. The audit committee met 10 times, the compensation committee met 10 times and the nominating and corporate governance committee met three times during last year. During 2011, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Secretary, at 4155 Hopyard Road, Suite 200, Pleasanton, California 94588. The Secretary will forward the communication to the Board or any specified individual directors, as appropriate.

Compensation Committee Interlocks and Insider Participation

From the beginning of 2009 until March 2011, the compensation committee was composed of A. Barr Dolan, Carl Buccellato and Bernard M. Notas, with Mr. Dolan serving as the chairman of the committee. In addition, Craig Davis was appointed to the compensation committee in November 2009. None of the members of the compensation committee is or has at any time during last year been an officer or employee of ours. None of our executive officers currently serves or in the last year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or compensation committee.

In March 2011, the Board determined that Mr. Buccellato no longer qualified as “independent” under applicable rules and regulations of the NYSE Amex. As a result, Mr. Buccellato no longer serves as a member of the compensation committee. Mr. Buccellato served as the chief executive officer of SavingStreet, LLC (formerly New Casa 188, LLC), or SavingStreet, from May 2008 until February 2012 and owns 32% of its membership interests. On February 16, 2008, we entered into a strategic relationship agreement with SavingStreet which was subsequently amended and restated on June 15, 2010, pursuant to which we provide to SavingStreet certain information from borrowers who consent to the distribution of such information. SavingStreet uses this borrower information to market certain move-related and home ownership-related products and services and we are entitled to receive 20% of SavingStreet’s net income until investors have recouped their initial investment, and then 50% of its net income thereafter. In connection with this transaction, we issued to SavingStreet a five-year warrant to purchase up to 133,333 shares of our common stock at an exercise price of $5.94 per share. This warrant may only be exercised at any time after we have received an aggregate of $5.0 million pursuant to the agreement and prior to the termination date of the warrant, which is December 31, 2012. The agreement was amended effective July 1, 2010 to specify additional marketing, sales and funding responsibilities for both parties, as well as to introduce additional protection measures for customer data utilized in connection with the agreement. On August 10, 2011, we entered into another amendment to the strategic relationship agreement with SavingStreet to enable the parties to offer to Encompass users a lead generation service, referred to as the Early Alert Program. Pursuant to this amendment, SavingStreet agreed to design, develop, administer, maintain and deliver the Early Alert Program and we agreed to market and sell this program to our Encompass users. The parties would equally share in the revenue received from the Early Alert Program, after deducting third party lead generation costs. The strategic relationship agreement was further amended effective November 1, 2011 to engage Exito Consulting LLC, or Exito, to provide certain marketing and sales services and assist in the market validation of a borrower retention service to our Encompass users. As part of this amendment, we agreed to pay Exito $12,000 per month in arrears for services performed beginning in November 1, 2011 through February 29, 2012, and we have the right to terminate any and all agreements and arrangements with SavingStreet in the event that, at any time after the end of the engagement of Exito, we determine that such a borrower retention service is not beneficial (financially or otherwise) to the Company. On March 27, 2012, we terminated our existing agreements and arrangements with SavingStreet. A general manager of SavingStreet has ownership interests in Exito. As of December 31, 2011, we have not been paid any profit-sharing amounts pursuant to the agreement.

Risk Assessment and Compensation Practices

Our management assesses and discusses with the compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and sales commissions focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe that our compensation policies help mitigate this risk and our performance-based cash bonuses and sales commissions are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A significant proportion of the compensation provided to our employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because vesting schedules are staggered and their ultimate value is tied to our stock price.

This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has engaged Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2012, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Grant Thornton LLP has audited our financial statements since the year ended December 31, 2002. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or applicable law require stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Grant Thornton LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

To be approved, the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm must receive a “For” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred by Grant Thornton LLP during the years ended December 31, 2011 and 2010. All fees described below were approved by the audit committee.

	Year Ended December 31,
	2011	2010
Audit Fees	$488,454	$1,352,993
Audit-Related Fees	—	—
Tax Fees	—	40,339
All Other Fees	—	—

Total Fees	$488,454	$1,393,332

Audit Fees

Audit fees of Grant Thornton LLP during 2011 and 2010 included the reviews of each of the quarterly consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, services rendered in connection with our registration statements on Form S-1 related to our initial public offering and Form S-8, comfort letter consents and other matters related to the SEC.

Audit-Related Fees

There were no audit-related fees of Grant Thornton LLP during 2011 and 2010.

Tax Fees

Tax fees of Grant Thornton LLP during 2010 included fees billed for services rendered for sales tax advice and consulting. There were no tax fees of Grant Thornton LLP during 2011.

All Other Fees

There were no other fees of Grant Thornton LLP during 2011 and 2010.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available at http://ir.elliemae.com.

The audit committee approved all audit and tax consulting services provided by Grant Thornton LLP for 2011 and 2010 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.

The audit committee considered whether the non-audit services rendered by Grant Thornton LLP were compatible with maintaining Grant Thornton LLP’s independence and concluded that they were so compatible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with an advisory (non-binding) vote to approve compensation programs for our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2012 annual meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”

To be approved, this proposal must receive a “For” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.

This vote is nonbinding. The Board and the compensation committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful company. Our philosophy is to make a greater percentage of an executive officer’s compensation tied to stockholder returns and to keep cash compensation to a nominally competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. We believe that our compensation program, with its balance of short-term incentives (including performance bonuses) and long-term incentives (including equity awards), rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In addition to providing stockholders with the opportunity to cast an advisory vote to approve executive compensation, the Company this year is providing stockholders with an advisory vote on whether the advisory vote to approve executive compensation should be held every one, two or three years.

The Board has determined that an advisory “say on pay” vote to approve the compensation of our named executive officers that occurs on an annual basis is the most appropriate option for the Company. Accordingly, the Board recommends that the advisory vote to approve the compensation of our named executive officers occur on a frequency of “every one year.” The Board believes that a frequency of “every one year” for an advisory “say on pay” vote will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the Proxy Statement each year.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation. To constitute the recommendation of the stockholders, the applicable “One year,” “Two years” or “Three years” option must receive the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on this proposal. However, if none of the frequency options (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders. Abstentions and broker non-votes will be counted towards a quorum but will otherwise have no effect on the outcome of this proposal.

Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the Board and the compensation committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “EVERY one year” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 21, 2012 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer as set forth in the summary compensation table below;

•	each of our directors; and

•	all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 21, 2012 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 21,589,409 shares of our common stock issued and outstanding on March 21, 2012. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Ellie Mae, Inc., 4155 Hopyard Road, Suite 200, Pleasanton, California 94588.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Common Stock	Options Exercisable Within 60 Days	Shares Beneficially Owned	Percent of Class
5% Stockholders:
Charter Legacy, LLC(2) c/o C.M. Capital Advisors, LLC 525 University Avenue, Suite 1400 Palo Alto, CA 94301	1,524,111	—	1,524,111	7.06%
Funds affiliated with Alta Partners(3) One Embarcadero Center, Suite 3700 San Francisco, CA 94111	1,524,804	—	1,524,804	7.06
Funds affiliated with Kinderhook Partners(4)	1,507,175	—	1,507,175	6.98
Capital Research and Management Company(5)	1,412,500	—	1,412,500	6.54
Next Century Growth Investors, LLC(6)	1,161,723	—	1,161,723	5.38

Named Executive Officers and Directors:
Sigmund Anderman(7)	437,471	239,579	677,050	3.10
Edgar Luce(8)	1,545	161,105	162,650	*
Jonathan Corr(9)	27,590	171,520	199,110	*
Limin Hu(10)	460,511	166,104	626,615	2.88
Elisa Lee(11)	—	61,453	61,453	*
Joseph Langner(12)	—	—	—	—
Carl Buccellato(13)	59,867	76,700	136,567	*
Craig Davis(14)	58,332	43,368	101,700	*
A. Barr Dolan(15)	—	19,258	19,258	*
Alan S. Henricks(16)	7,700	19,258	26,958	*
Robert J. Levin(17)	6,340	35,610	41,950	*
Bernard M. Notas(18)	163,667	22,036	185,703	*
Frank Schultz(19)	—	22,036	22,036	*
Jeb Spencer(20)	—	4,166	4,166	*
All 13 directors and executive officers as a group(21)	1,223,023	1,042,193	2,265,216	10.01%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.
(1)	Represents shares of common stock held and options held by such individuals that were exercisable within 60 days of March 21, 2012. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after March 21, 2012.
(2)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2012. Charter Legacy, LLC is a wholly owned investment vehicle of the CMC Master Fund LP. C.M. Capital Advisors, LLC is the fund manager of CMC Master Fund LP and the manager of Charter Legacy, LLC. The sole member of C.M. Capital Advisors, LLC is C.M. Capital Corp. CMC Master Fund, L.P., C.M. Capital Advisors, LLC and C.M. Capital Corp. may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares of common stock owned of record by Charter Legacy, LLC. Each of CMC Master Fund, L.P., C.M. Capital Advisors, LLC and C.M. Capital Corp expressly disclaims beneficial ownership of all such shares except to the extent of its pecuniary interest therein, if any.
(3)	Based on information set forth in a Schedule 13G filed with the SEC on January 10, 2012. Consists of: (a) 1,505,780 shares held by Alta California Partners II, L.P. (“ACPII”) and (b) 19,024 shares held by Alta Embarcadero Partners II, LLC. Alta California Management Partners II, LLC (“ACMPII”) provides investment advisory services to ACPII, and Alta Embarcadero Partners II, LLC which we refer to collectively as the Alta California II Funds. Garrett Gruener, Guy Nohra and Daniel Janney are members of ACMPII and share voting and investment power over the shares held by ACPII. Messrs. Gruener and Nohra are members of Alta Embarcadero Partners II, LLC and share voting and investment power over the shares held by Alta Embarcadero Partners II, LLC. Each of the above listed individuals disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein. Mr. Gruener, a managing director of ACMPII and a member of Alta Embarcadero Partners II, LLC, resigned from the Board effective March 2, 2010. Mr. Gruener disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein. The address of ACMPII is One Embarcadero Center, Suite 3700, San Francisco, California 94111.
(4)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2012. Kinderhook Partners, LP, Kinderhook GP, LLC, Stephen J. Clearman and Tushar Shar have shared voting or dispositive power over these shares. Each disclaims beneficial ownership of the shares except to the extent of their pecuniary interest therein.
(5)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2012. Consists of 1,412,500 shares held by Capital Research Global Investors, a division of Capital Research and Management Company.
(6)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2012. Consists of 1,161,723 shares which may be deemed beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by (a) Next Century Growth Investors, LLC by virtue of its investment discretion and/or voting power over client securities, which may be revoked and (b) Thomas L. Press and Donald M. Longlet, as a result of their positions with and ownership positions in Next Century Growth Investors, LLC which could be deemed to confer upon each of them voting and/or investment power over the shares. Each of Next Century Growth Investors, LLC, Thomas L. Press and Donald M. Longlet disclaim beneficial ownership of the stock except to the extent of each of their respective pecuniary interested therein, if any.
(7)	Consists of 412,751 shares held of record by The Sigmund and Susan Anderman Family Trust, 14,720 shares of record held by the Sigmund Anderman 2010 Grantor Retained Annuity Trust dated May 26, 2010, 10,000 shares held of record as of March 21, 2012 by Sigmund Anderman, and 239,579 shares subject to options held by Sigmund Anderman that are exercisable within 60 days of March 21, 2012, but excludes 450,000 shares subject to an option exercisable upon the achievement of performance-based goals (see Note 1 to “Compensation Discussion and Analysis—Outstanding Equity Awards at 2011 Fiscal Year-End”).
(8)	Consists of 1,545 shares purchased through the Employee Stock Purchase Plan and 161,105 shares subject to options held by Edgar Luce that are exercisable within 60 days of March 21, 2012.
(9)	Consists of 27,590 shares held of record and 171,520 shares subject to options held by Jonathan Corr that are exercisable within 60 days of March 21, 2012.

(10)	Consists of 1,000 shares purchased by Limin Hu through the Employee Stock Purchase Plan, 459,511 shares held of record by Limin and Christin Hu, and 166,104 shares subject to options held by Limin Hu that are exercisable within 60 days of March 21, 2012.
(11)	Consists of 61,453 shares subject to options held by Elisa Lee that are exercisable within 60 days of March 21, 2012.
(12)	Mr. Langner resigned from his position as our chief sales officer and executive vice president of sales and client services on October 19, 2011 and sold all shares of our common stock in 2012.
(13)	Consists of 59,867 shares held of record by Carl Buccellato and Mary Ellen Buccellato and 76,700 shares subject to options held by Carl Buccellato that are exercisable within 60 days of March 21, 2012.
(14)	Consists of 16,666 shares held by Craig S Davis Trustee & Lecia A Davis Trustee of the Davis Family Trust Dated 12/8/1995, 41,666 shares held by Craig S. Davis and 43,368 shares subject to options held by Craig Davis that are exercisable within 60 days of March 21, 2012.
(15)	Consists of 19,258 shares subject to options held by A. Barr Dolan that are exercisable within 60 days of March 21, 2012.
(16)	Consists of 2,700 shares held of record by The Henricks Family Trust, 5,000 shares purchased through the direct share program and 19,258 shares subject to options held by Alan S. Henricks that are exercisable within 60 days of March 21, 2012.
(17)	Consists of 6,340 shares held of record by Robert and Abby Levin and 35,610 shares subject to options held by Robert J. Levin that are exercisable within 60 days of March 21, 2012.
(18)	Consists of 20,000 shares held by Bernard M. Notas, 163,667 shares held of record by The Notas Family Trust and 22,036 shares subject to options held by Bernard M. Notas that are exercisable within 60 days of March 21, 2012.
(19)	Consists of 22,036 shares subject to options held by Frank Schultz that are exercisable within 60 days of March 21, 2012.
(20)	Consists of 4,166 shares subject to options held by Jeb Spencer that are exercisable within 60 days of March 21, 2012.
(21)	Consists of 1,042,193 shares subject to options that are exercisable within 60 days of March 21, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with, except that Mr. Henricks filed a late Form 4 reporting the purchase of common stock pursuant to a directed share program offered in connection with the Company’s initial public offering.

Director Compensation

Our non-employee directors receive an annual retainer of $26,000. In addition, all non-employee directors who serve on one or more committees are eligible to receive the following committee fees:

Committee	Chair		Other Member
Audit committee	$15,000		$5,000
Compensation committee	7,000	(1)	3,000
Nominating and corporate governance committee	3,000	(2)	1,500

(1)	On August 10, 2011, the compensation committee approved an increase in fees for the chair of the compensation committee from $7,000 to $8,000 beginning January 1, 2012.
(2)	On August 10, 2011, the compensation committee approved an increase in fees for the chair of the nominating and corporate governance committee from $3,000 to $5,000 beginning January 1, 2012.

Other than the annual retainers and committee fees described above, non-employee directors are not entitled to receive any cash fees in connection with their service on the Board. However, such non-employee directors are entitled to receive an option to purchase 16,666 shares of our common stock upon initial election or appointment to the Board and an option to purchase 10,000 shares of our common stock annually thereafter, which shall be increased beginning immediately after our Annual Meeting to 20,000 shares and 12,000 shares of our common stock, respectively. Options granted to non-employee directors will have a per share exercise price equal to the per share fair market value of our common stock as of the date of grant. The initial option grant will vest in equal monthly installments over three years from the date of grant. Subsequent options will vest in equal monthly installments over one year from the date of grant. Our directors who are employees are compensated for their service as employees and do not receive any additional compensation for their service on the Board.

The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation	Total
Carl Buccellato	$26,750	$32,792	$—	$59,542
Craig Davis	30,500	32,792	—	63,292
A. Barr Dolan	33,000	32,792	—	65,792
Robert J. Levin	32,500	32,792	—	65,292
Alan S. Henricks	31,000	32,792	—	63,792
Jerald L. Hoerauf(2)	—	—	—	—
Bernard M. Notas	44,000	32,792	—	76,792
Frank Schultz	29,000	32,792	—	61,792
Jeb Spencer(3)	8,667	5,202	—	13,869

(1)	Amount reflects the aggregate grant date fair value of options granted during 2011 computed in accordance with ASC Topic 718 Stock Compensation, as used by analogy for non-employees. The valuation assumptions used in determining such amounts are described in Notes 2 and 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	Mr. Hoerauf resigned from the Board effective March 18, 2011.
(3)	Mr. Spencer joined the Board effective August 16, 2011.

As of December 31, 2011, each of our non-employee directors held the following options:

Name	Shares Subject to Outstanding Options
Carl Buccellato	86,330
Craig Davis	52,998
A. Barr Dolan	26,666
Robert J. Levin	36,666
Alan S. Henricks	26,666
Jerald L. Hoerauf(1)	—
Bernard M. Notas	48,390
Frank Schultz	31,666
Jeb S. Spencer(2)	16,666

(1)	Mr. Hoerauf resigned from the Board effective March 18, 2011.
(2)	Mr. Spencer joined the Board effective August 16, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “2011 Summary Compensation Table” and the material factors relevant to an analysis of these policies and decisions. Our named executive officers for 2011 were as follows: Sigmund Anderman, chief executive officer and president; Edgar Luce, chief financial officer and executive vice president of finance and administration; Jonathan Corr, chief operating officer, who was promoted in November 2011 to this position from executive vice president and chief strategy officer; Limin Hu, chief technology officer and executive vice president of technology and operations; Elisa Lee, executive vice president, general counsel and secretary; and Joseph Langner, our former chief sales officer and executive vice president of sales and client services, who resigned from his position on October 19, 2011.

Objectives and Philosophy of Our Executive Compensation Program

We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our named executive officers. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance and that is responsive to the needs of our named executive officers. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•

attract, engage and retain individuals of superior ability, experience and managerial talent enabling us to be an employer of choice in the highly-competitive and dynamic information technology industry;

•	ensure compensation is closely aligned with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success;

•	ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

•	ensure that total compensation is fair, reasonable and competitive.

The compensation components described below simultaneously fulfill one or more of these principles and objectives.

Components of Our Executive Compensation Program

The individual components of our executive compensation program consist primarily of (i) base salary, (ii) performance-based bonuses, (iii) equity incentives, (iv) retirement savings opportunities, (v) post-termination benefits and (vi) various other employee benefits. We view each of these components as related but distinct, reviewing them each individually, as well as collectively to ensure that the total compensation paid to our named executive officers meets the objectives of our executive compensation program as detailed above. Not all compensation components are provided to each named executive officer. Instead, we determine the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the market in which we compete for talent based on the experience of members of the Board, the length of service of our named executive officers, our overall performance and other considerations we deem relevant. The compensation committee endeavors to make compensation decisions that are consistent with our recruiting and retention goals. We review each compensation component for internal equity and consistency between named executive officers with similar levels of responsibility.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. We do not currently have any policies for allocating compensation between short- and long-term compensation or cash and non-cash. While we utilize both short- and long-term compensation components, our strategy with respect to the compensation of our named executive officers is to tie a greater percentage of their total compensation to stockholder returns, which we achieve through the use of equity incentives. Cash compensation paid to our named executive officers is kept at a competitive level, as determined by members of the compensation committee and other members of the Board based on their experience and their review of market surveys, with the opportunity for each named executive officer to achieve higher total compensation through equity incentives if we perform well over time. We believe that because the achievement of our business and financial objectives will be reflected in the value of our equity, thereby increasing stockholder value, our named executive officers will be incentivized to achieve these objectives when a larger percentage of their total compensation is tied to the value of our stock. In order to accomplish these goals, we use stock options as a significant component of compensation. While we offer competitive base salaries, we believe stock-based compensation is a significant motivator in attracting employees for technology companies.

Each of the individual components of our named executive officers’ compensation is discussed in more detail below. While we have identified particular compensation objectives that each component of our named executive officers’ compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives.

Compensation Determination Process

Compensation of our named executive officers has historically been highly individualized, resulting from independent negotiations between us and such individuals and based on a variety of informal factors considered at the time of the applicable compensation decisions including, in addition to the factors listed above:

•	our financial condition and available resources;

•	the need for a particular position to be filled;

•	the evaluation of the competitive market by members of the Board based on their experiences on boards of directors at other companies;

•	the length of service of the named executive officer; and

•	comparisons to the compensation levels of our other executives.

Our chief executive officer, and, in the case of our chief executive officer, the Board, typically reviews the performance of each of our named executive officers on an annual basis, though we do not set a predetermined time for such review. Our chief executive officer, based on his experience and the performance reviews of our executives, recommends compensation levels for our named executive officers, other than himself, to the compensation committee for approval. With respect to compensation levels for our chief executive officer, the compensation committee makes recommendations to the Board for approval.

In December 2009, the Board initiated a comprehensive review of our policies. In that regard, the compensation committee engaged Compensia, an independent compensation consulting firm with substantial experience in the technology sector, to evaluate our levels and types of executive compensation and to recommend changes as appropriate. Among other objectives, we engaged Compensia to assist us in identifying a group of peer companies for purposes of evaluating our levels of compensation, to gather and analyze compensation data from those peer companies, to advise us on determining target bonus levels and to assist us in structuring awards as part of the equity element of our compensation program. Compensia does not provide any other services to the Company.

Following Compensia’s engagement, a Compensia representative worked with the compensation committee to establish a peer group of companies for evaluating our compensation levels in light of compensation paid by our market competitors. Based on an analysis of companies in our industry and their relative revenue and market capitalizations, Compensia recommended, and the compensation committee approved, a peer group of companies in the software and internet software services industry with revenue and market capitalization that we believe reflects the competitive market we will face as a newly public company. The peer group recommended by Compensia and approved by the compensation committee in January 2010 was as follows:

Actuate	American Software	Bottomline Technologies
Callidus Software	Chordiant Software	Dealertrack Holdings
Dice Holdings	Ebix	Guidance Software
Kenexa	OpenTable	Saba Software
Successfactors	Taleo	Ultimate Software Group
Unica	Vocus	Terremark Worldwide, Inc.

In January 2010, after reviewing market data from the market compensation study prepared by Compensia, the compensation committee established, with the approval of the Board, a compensation philosophy to provide base salaries to our executives at the 50th percentile of compensation at companies within our peer group. The compensation committee believes that setting base salaries at the mid-point of the market is a sufficient competitive position for attracting and retaining executives; provided, however, that the compensation committee may make exceptions to this philosophy if it believes it is necessary to attract or retain an executive with the experience and skill that the compensation committee determines is desirable for a particular position, to provide additional incentive to an executive to achieve our goals or to maintain internal parity among executives with similar levels of responsibilities. In January 2011, Compensia provided updated market data at the 50th percentile of compensation at companies within our peer group, which the compensation committee and the Board referred to in setting 2011 compensation levels for our executive officers.

Base Salaries

In general, base salaries for our named executive officers were initially established through arm’s-length negotiation at the time a named executive officer was hired, taking into account such named executive officer’s qualifications, experience and salary prior to joining the Company. We strive to maintain base salaries for our named executive officers that are competitive, while remaining cost-effective.

Periodic adjustments to the base salaries of our named executive officers are based on the level of each executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the executive’s current salary and equity ownership, and the salaries paid to the executive’s peers within the Company. Base salaries are typically reviewed as part of the promotion process or upon other significant changes in responsibility.

In January 2010, the compensation committee reviewed a market compensation study prepared by Compensia that revealed that base salary levels for our executive officers at the time of the study were at or below the 25th percentile from that of our peer group of companies. The compensation committee recommended increasing our executive officers’ base salaries to the 50th percentile of the market over a two-year period, as the Company transitions from a privately held company to a publicly traded entity. Based on the compensation committee’s strong emphasis on internal pay equity, the compensation committee determined that all of our executives at the same level would receive the same new base salaries. In determining new base salaries for our executives at the same level, market 50th percentile data for each position was averaged together by level. In January 2011, Compensia provided updated market data at the 50th percentile of compensation at companies within our peer group, which the compensation committee and the Board referred to in setting 2011 compensation levels for our executive officers, though the compensation committee did not increase our chief executive officer’s or our chief financial officer’s base salary from their current levels at approximately the 33rd percentile of our peer group of companies and instead, along with the other named executive officers, increased their target bonus opportunities as discussed below.

On January 26, 2011, the compensation committee approved an 11% increase in the base salary of our chief technology officer in light of increased demands on, and responsibilities for, our chief technology officer in connection with the growth of our software-as-a-service platform. The compensation committee approved the pay increase based on the recommendation of our chief executive officer, who reviewed Compensia-provided market data for similarly situated executives at our peer group of companies and relied on his extensive knowledge of the industry and his experience. The base salaries of the other named executive officers remained the same. Base salaries for fiscal year 2011 were as follows:

Name and Principal Position	New Base Salary
Sigmund Anderman, Chief Executive Officer	$350,000
Edgar Luce, Chief Financial Officer	250,000
Jonathan Corr, Chief Operating Officer(1)	225,000
Limin Hu, Chief Technology Officer	250,000
Elisa Lee, General Counsel	225,000
Joseph Langner, Chief Sales Officer(2)	225,000

(1)	Mr. Corr was promoted to chief operating officer in November 2011. Prior to that, he served as our executive vice president and chief strategy officer from August 2005 to November 2011.
(2)	Mr. Langner served as chief sales officer and executive vice president of sales and client services from November 2009 through October 2011. Mr. Langner resigned from his position on October 19, 2011.

The actual base salaries paid to all of our named executive officers during fiscal year 2011 are set forth in the “2011 Summary Compensation Table.”

Annual Cash Bonuses

In addition to base salaries, annual cash bonus opportunities have been awarded to our named executive officers when the compensation committee, upon the recommendation of our chief executive officer (other than with respect to his own annual cash bonus opportunity), and the Board, upon recommendation of the compensation committee on the annual cash bonus for our chief executive officer, have determined that such an incentive is necessary to align our corporate goals with the cash compensation payable to an executive. Historically, annual cash bonus opportunities have been awarded to each of our named executive officers.

In January 2010, the compensation committee also reviewed the executive cash bonus compensation levels with that of executives at a peer group of companies listed above. This review indicated that our executive cash bonus compensation levels in January 2010 were between the 67th and 100th percentile of our peer group of companies. However, after also reviewing our past practices concerning annual cash bonus programs, the compensation committee recommended that the target cash bonus compensation percentage of base salary for our executive officers remain unchanged, except for our chief operating officer. The compensation committee recommended that our chief operating officer’s cash bonus compensation target be increased from 78% of base salary to 100% of base salary to account for additional responsibilities undertaken by him in 2010, including business development and product strategy enhancements to further enhance our future revenue and market competitiveness in the industry. The compensation committee determined that the executive cash bonus compensation levels were appropriate in light of executive base salary levels and the desire to focus our executives on the attainment of short term goals.

On January 26, 2011, the compensation committee approved to increase the annual cash bonus targets as a percentage of salary for 2011, for our executive officers, other than our chief executive officer, and on March 28, 2011, the Board approved, based on the compensation committee’s recommendation, to increase the chief executive officer’s annual cash bonus target. The table below sets forth the annual cash bonus target for each named executive officer for 2010 and 2011.

Executive Officer	2010 Cash Bonus Target	2011 Cash Bonus Target
	(as a percent of base salary)
Sigmund Anderman, Chief Executive Officer	100%	114%
Edgar Luce, Chief Financial Officer	50%	60%
Jonathan Corr, Chief Operating Officer(1)	100%	111%
Limin Hu, Chief Technology Officer	50%	60%
Elisa Lee, General Counsel	50%	55.5%
Joseph Langner, Chief Sales Officer(2)	100%	111%

(1)	Mr. Corr was promoted to chief operating officer in November 2011. Prior to that, he served as our executive vice president and chief strategy officer from August 2005 to November 2011.
(2)	Mr. Langner served as chief sales officer and executive vice president of sales and client services from November 2009 through October 2011. Mr. Langner resigned from his position on October 19, 2011.

In 2011, the cash target bonus eligibility for Messrs. Anderman, Luce and Hu and Ms. Lee were $400,000, $150,000, $150,000 and $125,000, respectively. Under their bonus arrangements, Messrs. Anderman, Luce and Hu and Ms. Lee were entitled to receive these amounts if bonus goals were achieved at target. We pay 50% of the annual cash bonus targets to each of Messrs. Anderman, Luce and Hu and Ms. Lee in quarterly installments over the first three quarters of the calendar year and the remainder of any bonus amount earned after performance has been determined shortly after the end of the calendar year. The compensation committee and, with respect to our chief executive officer, the Board retain complete discretion over whether any additional compensation is paid to the executives if bonus goals are achieved at a level greater than target and the amount of any such compensation, which does not have to correlate to the amount of overachievement. The compensation committee and, with respect to our chief executive officer, the Board also retain complete discretion over whether any compensation will be paid to the executives in the event the bonus goals are not achieved at target and the amount of any such compensation.

The goals for Messrs. Anderman, Luce and Hu and Ms. Lee were based on the Company’s overall performance, measured in terms of net revenue and adjusted EBITDA (defined as net income (loss) before interest (income) expense, income tax expense (benefit), depreciation and amortization, amortization of acquired intangibles and stock-based compensation expense) of $51.5 million and $7.5 million, respectively, and Company market share growth of greater than 15%, for fiscal year 2011, as well as individual performance measures. Mr. Anderman’s individual performance measures included setting overall corporate direction and strategy, setting and managing the achievement of annual and quarterly goals, managing executive staffing and development, completing the Company’s initial public offering, assuring appropriate corporate governance and defining and executing on the Company’s acquisition strategy. Mr. Luce’s individual performance measures included delivering financial statements with clean audit results, preparing timely reports internally and to the SEC and investors, effectively participating in earnings and other investor conferences, producing effective and timely internal budgets and forecasts, managing financial due diligence and integration for acquisitions, cash management, investor relations and completing the Company’s initial public offering. Mr. Hu’s individual performance measures included managing service and data center uptime, product development, overseeing the customer support department and managing customer satisfaction, managing technical due diligence for acquisitions and managing systems integration for acquired companies and technologies. Ms. Lee’s individual performance measures included completing the Company’s initial public offering, performing legal work for structuring acquisitions, corporate governance and managing legal fees.

In early 2012, the compensation committee and the Board determined that the Company achieved the corporate goals at 108%, 88% and 128% based on net revenue and adjusted EBITDA results of $55.5 million and $6.6 million, respectively, and Company market share growth of 19.2%, for fiscal year 2011, respectively. In addition, with respect to the individual goals, the compensation committee and the Board determined that our named executive offers met and/or exceeded their respective goals, including successfully adding new clients onto our platform which increased our market share by 19.2%, completing our initial public offering and the acquisitions of Del Mar DataTrac, Inc. and Mortgage Pricing System, LLC and exceeding overall revenue goals as described above despite continued decline in overall mortgage lending volume to approximately 1.3 trillion in 2011 from approximately 1.6 trillion in 2010. Based on these determinations, the compensation committee and, with respect to our chief executive officer, the Board decided to pay each of Messrs. Anderman, Luce and Hu and Ms. Lee 135%, 120%, 120% and 125%, of their target bonus amounts after determining that our financial results were strong in light of a significant drop in national mortgage lending volume during the period and the performance results of each executive’s individual goals.

In 2011, Messrs. Langner and Corr participated in individual bonus programs based on achievement of individual goals and the same corporate performance goals as the other named executive officers. Because these individuals have responsibility for the overall operations and strategy of their departments, their incentives were designed to align with their responsibilities and with overall corporate performance. The aggregate bonus targets for Messrs. Langner and Corr were each $250,000.

The individual components of the bonus programs for Messrs. Langner and Corr included annual corporate performance goals, quarterly sales department performance goals, quarterly corporate revenue and profitability goals. The corporate performance goals for both Messrs. Langner and Corr were the same goals set forth above for the other named executive officers. The quarterly sales department performance goals for Mr. Langner related to new hosted software and service subscriptions and new loan origination software license sales, the goal for which ranged between $9.1 million and $13.7 million per quarter, overall corporate revenue goals of $10.3 million to $15.0 million per quarter and adjusted EBITDA goals of $(0.6) million to $4.0 million per quarter. In addition, Mr. Langner’s individual performance goals included improving the implementation of the Company’s Encompass software for its customers to an average of 90 days or less and managing the sales department budget. The quarterly department performance goals for Mr. Corr related to Ellie Mae Network and services revenue, the goal for which ranged between $2.3 million to $5.3 million per quarter, overall corporate revenue goals of $10.4 million to $15.0 million per quarter and adjusted EBITDA goals of $(0.6) million to $4.0 million per quarter in 2011. In addition, Mr. Corr’s individual performance goals included completing the Company’s initial public offering, delivery of certain products and identifying, managing and negotiating acquisition targets. Based upon the recommendation of our chief executive officer, the compensation committee awarded Mr. Corr 135% of his target bonus amounts after determining that our financial results were stronger than results suggested, particularly in light of a significant drop in national mortgage lending volume during the period and the corporate performance results as described above. The following table sets forth the individual components of the individual bonus programs for Messrs. Langner and Corr and their achievement for 2011.

Name	Target Bonus Amount	Performance Goal	Measurement Frequency	Achievement Percent	2011 Achievement
Jonathan Corr	$125,000	Corporate Performance	Annual	108%	$125,000
	15,625	Sales Performance	Quarterly	82	62,500
	7,813	Corporate Revenue	Quarterly	108	31,250
	7,813	Adjusted EBITDA	Quarterly	82	31,250
		Discretionary			87,594

	250,000		Total		$337,594

Joseph Langner(1)	$125,000	Corporate Performance	Annual	108%	$123,958
	15,625	Sales Performance	Quarterly	91	45,313
	7,813	Corporate Revenue	Quarterly	108	23,438
	7,813	Adjusted EBITDA	Quarterly	82	15,625
		Discretionary			30,650

	250,000		Total		$238,984

(1)	Mr. Langner served as chief sales officer and executive vice president of sales and client services from November 2009 through October 2011. Mr. Langner resigned from his position on October 19, 2011. As a result, Mr. Langner was paid pro-rated bonus amounts in 2011 based on estimated results at the time of his departure.

We have put in place similar bonus programs for our named executive officers for 2012.

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are designed to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards.

In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. The Board draws upon the experience of its members, the members of the compensation committee and our chief executive officer and reviews market data from our peer group of companies provided by Compensia in determining long-term equity incentive awards. Based upon these factors, our chief executive officer, other than with respect to himself, determines the size of the long-term equity incentives at levels he considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value and recommends grants to the compensation committee for approval. Using the experience of its members, the compensation committee recommends the level of grants for our chief executive officer to the Board for approval.

To reward and retain our named executive officers in a manner that best aligns their interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the potential value our named executive officers can receive to the value of our stock. Because named executive officers are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to named executive officers to achieve increases in the value of our stock over time.

We typically make grants in connection with the commencement of employment, promotions and periodic “refresher” grants. In January 2010, the compensation committee reviewed executive officer annual equity grant practices with those of our peer group of companies and established a compensation philosophy to provide each of our executives with an annual equity grant near the 50th percentile of the market compensation study with all named executive officers, other than the chief executive officer, of our peer group of companies averaged together in accordance with the compensation committee’s strong desire to maintain internal compensation equity. In 2010, the Board approved a formal annual “refresher” grant program to reward and retain executive officers. Consistent with the compensation philosophy established in 2010, which the compensation committee reviewed and reaffirmed in August 2011, the Board approved the following annual refresher grants for 2011, which for Mr. Anderman and Ms. Lee were approximately at the 50th percentile and, for internal compensation equity for the other named executive officers, our remaining named executive officers were averaged as a group to slightly above the 50th percentile of our peer group of companies:

Executive Officer	Annual Option Grant
Sigmund Anderman, Chief Executive Officer	120,000
Edgar Luce, Chief Financial Officer	50,000
Jonathan Corr, Chief Operating Officer(1)	50,000
Limin Hu, Chief Technology Officer	50,000
Elisa Lee, General Counsel	25,000
Joseph Langner, Chief Sales Officer(2)	50,000

(1)	Mr. Corr was promoted to chief operating officer in November 2011. Prior to that, he served as our executive vice president and chief sales officer from August 2005 to November 2011.
(2)	Mr. Langner served as chief sales officer and executive vice president of sales and client services from November 2009 through October 2011. Mr. Langner resigned from his position on October 19, 2011.

The refresher grants vest over a four-year period as follows: 25% of the option vests on the first anniversary of the date of hire or grant, and the remainder of the option vests equal in monthly installments over 36 months thereafter. We believe these vesting schedules appropriately encourage long-term employment with the Company while allowing our named executive officers to realize compensation in line with the value they have created for our stockholders. We do not have any security ownership requirements for our named executive officers. In addition to the refresher grants, in December 2011 the compensation committee approved an additional option grant to Mr. Corr to purchase 175,000 shares of common stock in light of his promotion as our chief operating officer in November 2011.

As a private company, we did not have a program, plan or practice pertaining to the timing of stock option and other equity grants to executive officers and employees. With the completion of the initial public offering in April 2011, the compensation committee adopted a practice of timing annual grants of stock options and other equity awards to occur two days after the release of earnings, with the exception of grants to our chief executive officer, whose compensation requires approval from the Board. For such grants to our chief executive officer, the compensation committee adopted a practice of timing its recommendation for approval by the Board to occur two days after the release of earnings, with the Board to consider and approve such grants at the first regularly scheduled board meeting after the other named executive officer grants are made. Stock options and other equity awards granted in recognition of promotions may also be made at the first regularly scheduled compensation committee meeting following the promotion.

Employee Benefits

We provide standard employee benefits to our full-time employees in the United States, including our named executive officers, including health, disability, life insurance and a 401(k) plan as a means of attracting and retaining our employees. Additionally, the Company provides for a $1,000,000 term life insurance policy for each named executive officer, other than Mr. Anderman, whose policies are for $2,000,000, and Mr. Hu who does not participate in this benefit. Premiums for this life insurance policy are paid by the individual, but reimbursed by the Company and are intended to provide liquid funds to the executive’s estate and or spouse for the purposes of exercising stock options in the event of said executive’s untimely death. Under the tax rules, our named executive officers are subject to ordinary income with respect to reimbursement of the term life insurance premiums. Mr. Anderman also is entitled to a tax gross-up to cover the taxes incurred by Mr. Anderman in connection with such life insurance policies; however, Mr. Anderman waived this entitlement on a going forward basis in late 2011. We do not think these additional benefits are a significant element of our compensation structure.

Termination-Based Compensation

The compensation committee provides our named executive officers with termination protection when it determines that such protection is necessary to attract or retain a named executive officer.

We entered into an amended and restated employment agreement with Mr. Anderman pursuant to which we must generally provide a severance payment of two times his annual base salary as then in effect and continued payments for health coverage under the Consolidated Budget Reconciliation Act of 1985, as amended, or COBRA, for no more than 24 months, if he is terminated without cause or experiences a constructive termination and he provides us a general release of claims within 60 days following such termination. Mr. Anderman’s right to severance payments is conditioned upon his compliance with his confidentiality and non-solicitation obligations to the Company and any breach of such obligations may result in the recovery by us of any severance payments made to Mr. Anderman. In addition, if Mr. Anderman is terminated without cause or experiences a constructive termination within 24 months following a change in control, the vesting of each equity award held by Mr. Anderman will be fully accelerated and, to the extent applicable, such equity award will be exercisable for the duration of its original term.

In connection our initial public offering, the compensation committee determined that it was more appropriate to adopt comprehensive change in control severance arrangements with our named executive officers, other than Mr. Anderman, in order to encourage the focus and dedication of our named executive officers in the event a strategic transaction became an alternative for the Company. Accordingly, we entered into change in control severance agreements with each of our named executive officers other than Mr. Anderman. Under the terms of the change in control severance agreements, each named executive officer, other than Mr. Anderman, will be entitled to receive severance benefits, accelerated vesting and extended exercisability if his employment is terminated (i) other than for cause or (ii) as the result of a constructive termination within 60 days prior to or 12 months following a change in control, in each case, within the meaning of the change in control severance agreements, and such executive officer provides us a general release of claims within 60 days following such termination. The severance benefits consist of a lump sum cash payment equal to 12 months’ base salary, as well as continued payment of group health continuation coverage premiums for the executive officer and his or her eligible dependents under Title X of the COBRA beginning on the date of termination and ending on the earlier of: (i) 12 months after the date when the employment termination is effective and (ii) the date upon which the executive officer or his or her eligible dependents become eligible for coverage under another plan. In addition, the vesting of each equity award held by the named executive officer will be fully accelerated and, to the extent applicable, such equity award will be exercisable for the duration of its original term.

The severance payments and benefits that are payable under Mr. Anderman’s employment agreement and each other named executive officer’s change in control severance agreement are further described below in the section titled “Potential Payments Upon Change in Control, Upon Termination Apart From a Change in Control and Upon Termination Following Change in Control.”

Shareholder Advisory Vote to Approve Executive Compensation

As we only recently became publicly traded in 2011, we have yet not held a shareholder advisory vote to approve executive compensation. Going forward, the Board and the compensation committee value the opinions of the Company’s stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the compensation committee will evaluate whether any actions are necessary to address those concerns.

Tax Considerations

The Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our named executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our chief executive officer and each of the other named executive officers (other than our chief financial officer), unless compensation is performance-based. As we only recently became publicly-traded, the Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. We expect that the Board, or committee thereof, however, will adopt a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for our named executive officers in the future, the Board, or committee thereof, will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m). However, the Board, or committee thereof, may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

2011 Summary Compensation Table

The following table summarizes the compensation that we paid to our named executive officers during the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Sigmund Anderman,	2011	350,000	140,000	305,484	400,000	42,093	(4)	1,237,577
Chief Executive Officer and	2010	350,000	66,500	456,293	283,500	59,335		1,215,628
President	2009	250,000	100,000	84,925	250,000	46,055		730,980

Edgar Luce,	2011	250,000	30,000	127,285	150,000	9,550	(4)	566,835
Chief Financial Officer and	2010	250,000	23,750	319,500	101,250	9,248		703,748
Executive Vice President of Finance and Administration	2009	200,000	40,000	60,555	100,000	4,963		405,518

Jonathan Corr(5),	2011	225,000	87,594	615,868	250,000	7,770	(4)	1,186,232
Chief Operating Officer	2010	225,000	17,003	439,313	207,997	7,770		897,083
	2009	200,000	25,000	62,210	195,000	7,770		489,980

Limin Hu,	2011	250,000	30,000	127,285	150,000	7,350	(4)	564,635
Executive Vice President,	2010	225,000	21,375	319,500	91,125	7,350		664,350
Technology & Operations, Chief Technology Officer	2009	200,000	40,000	67,007	100,000	7,350		414,357

Elisa Lee,	2011	225,000	31,250	63,643	125,000	7,635	(4)	452,528
Executive Vice President,	2010	225,000	—	462,390	112,500	1,440		801,330
General Counsel and Secretary	2009	125,100	—	—	13,125	—		138,225

Joseph Langner(6),	2011	186,779	30,650	127,285	208,333	22,184	(4)	575,231
Executive Vice President of Sales and Client Services	2010	225,000	20,128	119,813	204,872	8,540		578,353
	2009	200,000	—	113,818	253,500	8,540		575,858

(1)	Our management bonus program provides for payments of up to 100% of our named executive officers’ target bonus amounts based upon performance. Amounts reported in the bonus column represent the amount of each bonus paid to our named executive officers that exceeded the 100% of their target bonus amounts and was discretionarily awarded.
(2)	The amounts included in the “Option Awards” column represent the grant date fair value of stock options granted, calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see Notes 2 and 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(3)	Represents amounts paid under our management bonus program that each named executive officer was entitled to based upon performance.
(4)	Represents $7,350 in 401(k) matching contributions made to each of Messrs. Anderman, Luce, Corr and Hu and Ms. Lee and $6,135 in a 401(k) matching contribution made to Mr. Langner, a $14,859 payment for Mr. Langner’s accrued unused paid time off (PTO) hours upon his separation of employment, $12,479, $2,200, $420, $1,190 and $285 for Messrs. Anderman, Luce, Corr, Langner and Ms. Lee, respectively, for the purchase of term life insurance and $22,264 as a gross-up to Mr. Anderman in connection with taxes incurred by him for his term life insurance policy. Mr. Anderman has waived his entitlement to receive future gross-up payments.
(5)	Mr. Corr was promoted to chief operating officer in November 2011. Prior to that, he served as our executive vice president and chief sales officer from August 2005 to November 2011.
(6)	Mr. Langner served as chief sales officer and executive vice president of sales and client services from November 2009 through October 2011. Mr. Langner resigned from his position on October 19, 2011.

Grants of Plan-Based Awards in 2011 Table

The following table lists the grants of plan-based awards during the year ended December 31, 2011, to each of our named executive officers.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Sigmund Anderman	8/17/2011		$400,000	120,000	$5.02	$305,484

Edgar Luce	8/17/2011		150,000	50,000	5.02	127,285

Jonathan Corr	12/19/2011	(4)	250,000	175,000	5.45	488,582
	8/17/2011			50,000	5.02	127,285

Limin Hu	8/17/2011		150,000	50,000	5.02	127,285

Elisa Lee	8/17/2011		125,000	25,000	5.02	63,643

Joseph Langner(5)	8/17/2011		250,000	50,000	5.02	127,285

(1)	Represents the target management bonus amounts for 2011 for Messrs. Anderman, Luce and Hu and Ms. Lee, and the target annual cash incentive bonus amounts for Messrs. Corr and Langner pursuant to their respective 2011 executive compensation plans. Actual amounts paid to our named executive officers are set forth in the section titled “2011 Summary Compensation Table.”
(2)	The vesting of each option granted in 2011 is set forth in the Outstanding Equity Awards at 2011 Fiscal Year-End Table below.
(3)	Amounts represent the grant date fair value of stock options granted, calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see Notes 2 and 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(4)	Grant for Mr. Corr’s promotion as chief operating officer.
(5)	Mr. Langner served as chief sales officer and executive vice president of sales and client services from November 2009 through October 2011. Mr. Langner resigned from his position on October 19, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End Table

The following table shows grants of stock options outstanding on December 31, 2011, the last day of our fiscal year, to each of our named executive officers.

	Option Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Sigmund Anderman	10/1/2002	16,666	—		3.75	9/24/2012
	2/26/2009	99,999	—		3.75	2/22/2015
	2/26/2009	43,771	—		1.38	8/23/2017
	2/26/2009	39,562	—		1.38	8/23/2017
	—	—	450,000	(1)	1.38	8/23/2017
	8/26/2010	23,333	46,667	(2)	8.85	8/26/2020
	9/16/2010	8,333	16,667	(2)	8.85	9/16/2020
	8/17/2011	—	120,000	(2)	5.02	8/17/2021
Edgar Luce	2/26/2009	83,333	—		1.38	2/22/2015
	2/26/2009	33,332	—		1.38	2/22/2017
	2/26/2009	16,665	—		1.38	8/23/2017
	8/26/2010	22,220	44,446	(2)	8.85	8/26/2020
	8/17/2011	—	50,000	(2)	5.02	8/17/2021
Jonathan Corr	11/18/2003	25,000	—		3.75	11/19/2012
	12/31/2004	25,000	—		3.75	11/19/2012
	2/26/2009	33,333	—		1.38	2/22/2015
	2/26/2009	36,404	—		1.38	10/27/2015
	2/26/2009	30,260	—		1.38	2/22/2017
	2/26/2009	16,665	—		1.38	8/23/2017
	2/26/2009	16,666	—		1.38	12/20/2017
	8/26/2010	30,554	61,112	(2)		8/26/2021
	8/17/2011	—	50,000	(2)	5.02	8/17/2021
	12/19/2011	—	175,000	(2)	5.45	12/19/2021
Limin Hu	1/22/2002	66,666	—		3.75	1/22/2012
	9/24/2002	6,666	—		3.75	9/24/2012
	2/26/2009	83,332	—		1.38	2/22/2015
	2/26/2009	41,665	—		1.38	8/23/2017
	4/23/2009	13,333	—		1.38	4/23/2019
	8/26/2010	22,219	44,447	(2)	8.85	8/26/2020
	8/17/2011	—	50,000	(2)	5.02	8/17/2021
Elisa Lee	2/3/2010	51,038	48,960	(2)	6.75	2/3/2020
	8/17/2011	—	25,000	(2)	5.02	8/17/2021
Joseph Langner(3)	11/19/2002	25,000	—		3.75	1/26/2012
	1/21/2003	25,000	—		3.75	1/26/2012
	2/26/2009	40,509	—		1.38	1/26/2012
	2/26/2009	109,489	—		1.38	1/26/2012
	2/26/2009	33,332	—		1.38	1/26/2012
	2/26/2009	41,666	—		1.38	1/26/2012
	2/26/2009	15,971	—		1.38	1/26/2012
	8/26/2010	7,290	—		8.85	1/26/2012

(1)	This stock option was re-priced on April 23, 2009 and will vest solely based on the achievement of a per share valuation of our common stock, or Common Stock Value, by virtue of (i) the price paid for the common stock in a sale of the Company as reasonably determined by the Board or (ii) the closing price of the common stock on a U.S. National Exchange over a period of at least 20 consecutive trading days as follows:

Number of Additional Shares Vested	Common Stock Value
66,666	$15.00
66,666	16.50
66,666	18.00
66,666	19.50
66,666	21.00
66,666	22.50
50,000	24.00

(2)	These stock options were granted with a standard four year vest schedule; 25% of the total number of shares will be vested on the one year anniversary of the grant date, and an additional 1/48th of the total number of shares shall be vested on the anniversary of each month thereafter, until all shares are vested on the fourth anniversary of the grant date.
(3)	Mr. Langner served as chief sales officer and executive vice president of sales and client services from November 2009 through October 2011. Mr. Langner resigned from his position on October 19, 2011. Under our 2009 Stock Option and Incentive Plan and our 2011 Equity Incentive Award Plan, all vested but unexercised options expire 90 days after.

Option Exercises in 2011 Table

The following table shows information regarding the exercise of stock options during the year ended December 31, 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)
Sigmund Anderman	149,999		$269,950
	25,000	(2)	159,750
Edgar Luce	—		—
Jonathan Corr	—		—
Limin Hu	5,000	(2)	31,950
Elisa Lee	—		—
Joseph Langner(3)	—		—

(1)	Amounts reported represent the difference between the exercise price of the option and the closing trading price of our common stock on the date of exercise.
(2)	Represents an exercise of a stock purchase right that expired on March 14, 2011.
(3)	Mr. Langner served as chief sales officer and executive vice president of sales and client services from November 2009 through October 2011. Mr. Langner resigned from his position on October 19, 2011.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Offer Letters and Employment Agreements

On March 27, 2012, we entered into an amended and restated employment agreement with Mr. Anderman, which replaces in its entirety Mr. Anderman’s previous employment agreement dated June 17, 2010, and sets forth the terms and conditions of his employment as our chief executive officer, president and chairman of the Board. The amended and restated employment agreement provides for an annual base salary of $365,000, which may be adjusted from time to time. Mr. Anderman’s agreement also provides that he will be eligible to participate in any bonus plans as may be adopted by the Board in its discretion. In addition, Mr. Anderman’s agreement guarantees that while he remains with the Company, we will reimburse him for premiums for term life insurance coverage with an aggregate amount of $2,000,000, as well as any other life insurance maintained by the Company for executives. Although pursuant to his previous employment agreement Mr. Anderman was entitled to cash payments sufficient to pay any taxes ensuing from the payments made by the Company to him for such life insurance premiums and he received one such payment in 2011, he waived all future payment in late 2011 and the amended and restated employment agreement eliminates this entitlement. Mr. Anderman is also entitled to receive certain severance benefits if his employment is terminated by us without cause or he experiences a constructive termination, both as defined in his employment agreement, and if he provides us with a general release of claims in the form attached to his employment agreement within 60 days following such termination or resignation. In such an event, Mr. Anderman is entitled to a severance payment equal to two times his base salary in effect at the time of termination subject to reduction, as provided in the employment agreement, if his termination occurs on or following a change of control but prior to our common stock being publicly traded, as well as continued payment of group health continuation coverage premiums for Mr. Anderman and his eligible dependents under Title X of the COBRA beginning on the date of termination and ending on the earlier of: (i) twenty-four months after the date when the employment termination is effective or (ii) the upon which Mr. Anderman or his eligible dependents become eligible for coverage under a similar plan; provided, however that Mr. Anderman will be solely responsible for timely election of such coverage.

Mr. Anderman’s severance amount is to be paid in a single lump sum as soon as administratively practicable following the date his release of claims is no longer subject to revocation. In the event such termination takes place within 24 months following a change in control, Mr. Anderman’s equity awards will vest with respect to 100% of the shares subject to the awards.

We have also entered into offer letter agreements with Messrs. Luce, Langner and Corr and Ms. Lee in connection with their commencement of employment with us. These offer letter agreements typically include the executive officer’s initial base salary, stock option grant and bonus arrangement for the fiscal year in which they commenced employment. We no longer have any executory obligations under these agreements.

In September 2010, we entered into change of control severance agreements with each of our officers, other than Mr. Anderman. Under the terms of the change in control severance agreements, each named executive officer, other than Mr. Anderman, will be entitled to receive severance benefits and accelerated vesting if his or her employment is terminated other than for cause or as the result of a constructive termination within 60 days prior to or 12 months following a change in control, in each case, within the meaning of the change in control severance agreements, and such executive officer provides us a general release of claims within 60 days following such termination. The severance benefits consist of a lump sum cash payment equal to 12 months’ base salary, as well as continued payment of group health continuation coverage premiums for the executive officer and his or her eligible dependents under Title X of the COBRA beginning on the date of termination and ending on the earlier of (i) 12 months after the date when the employment termination is effective and (ii) the date upon which the executive officer or his or her eligible dependents become eligible for coverage under another plan. In addition, the vesting of each equity award held by the named executive officer will be fully accelerated and, to the extent applicable, such equity award will be exercisable for the duration of its original term.

Potential Payments Upon Change in Control, Upon Termination Apart From a Change in Control and Upon Termination Following Change in Control

Potential Payments Upon a Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers upon a change in control of the Company on December 31, 2011. Amounts below reflect potential payments pursuant to stock options granted under our Amended and Restated 1999 Stock Option and Incentive Plan (the “1999 Plan”), our 2009 Stock Option and Incentive Plan (the “2009 Plan”) and our 2011 Equity Incentive Award Plan (the “2011 Plan”) upon a change in control in which our outstanding options are not assumed or substituted.

Name of Executive Officer	Value of Accelerated Options if Not Assumed or Substituted(1)
Sigmund Anderman	$1,997,100
Edgar Luce	31,500
Jonathan Corr	66,500
Limin Hu	31,500
Elisa Lee	15,750
Joseph Langner(2)	—

(1)	Amounts calculated based on the aggregate amount by which the fair value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2011, using $5.65 per share, the closing trading price of our common stock as of that date.
(2)	Mr. Langner served as chief sales officer and executive vice president of sales and client services from November 2009 through October 2011. Mr. Langner resigned from his position on October 19, 2011.

Potential Payments Upon Termination Apart From a Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to Mr. Anderman if his employment had been involuntarily terminated by us without cause or had he experienced a constructive termination on December 31, 2011, in the event such termination occurred prior to, or more than 24 months following, a change in control of the Company, pursuant to Mr. Anderman’s employment agreement described above under “—Offer Letters and Employment Agreements.” Payments pursuant to Mr. Anderman’s employment agreement for certain terminations within 24 months after a change in control are addressed below under the section titled “Potential Payments upon Termination Following a Change in Control.” No other named executive officer was eligible for benefits in the event of termination of employment during 2011.

Name of Executive Officer	Salary Continuation ($)	Value of Continued Health Care Coverage Premiums ($)(1)	Total ($)
Sigmund Anderman	$700,000	$29,667	$729,677

(1)	If Mr. Anderman elects to receive continued healthcare coverage pursuant to the provisions of COBRA, he will be eligible for reimbursement or direct payment of COBRA coverage premiums for the executive and any dependents for up to a maximum of 24 months. If Mr. Anderman and/or his dependents become eligible for healthcare coverage under a subsequent employer’s plans, payment of health care coverage premiums will cease.

Potential Payments Upon Termination Following a Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to Mr. Anderman pursuant to Mr. Anderman’s employment agreement and the change in control severance agreement entered into with each other named executive officer, each as described above under “—Offer Letters and Employment Agreements,” if their employment had been terminated by us other than for cause or as a result of a constructive termination within 24 months following a change in control consummating on December 31, 2011 for Mr. Anderman and within 60 days prior to or 12 months following a change in control consummating on December 31, 2011 for all other named executive officers.

Name of Executive Officer	Salary Continuation ($)	Value of Accelerated Equity Awards ($)(1)	Value of Continued Health Care Coverage Premiums ($)		Total ($)
Sigmund Anderman	$700,000	$1,997,100	$29,677	(2)	$2,726,777
Edgar Luce	250,000	31,500	21,730	(3)	303,230
Jonathan Corr	225,000	66,500	21,730	(3)	313,230
Limin Hu	250,000	31,500	21,730	(3)	303,230
Elisa Lee	225,000	15,750	14,838	(3)	255,588
Joseph Langner(4)	—	—	—		—

(1)	Amounts calculated based on the aggregate amount by which the fair market value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2011, using $5.65 per share, the closing trading price of our common stock as of that date.
(2)	If Mr. Anderman elects to receive continued healthcare coverage pursuant to the provisions of COBRA, he will be eligible for reimbursement or direct payment of COBRA coverage premiums for himself and any dependents. If Mr. Anderman and/or his dependents become eligible for healthcare coverage under a subsequent employer’s plans, payment of health care coverage premiums will cease.
(3)	If Messrs. Luce, Corr, Hu and Langner and Ms. Lee elect to receive COBRA pursuant to provisions of their change of control severance agreements, each will be eligible for reimbursement or direct payment of COBRA premiums for himself or herself and dependents, for up to a maximum of 12 months. The value of continued healthcare is based on benefit premiums for 2011.
(4)	Mr. Langner served as chief sales officer and executive vice president of sales and client services from November 2009 through October 2011. Mr. Langner resigned from his position on October 19, 2011.

Proprietary Information and Inventions Agreements

Each of our named executive officers has entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2011, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)(2)	4,246,285		$3.97	2,726,452	(3)
Equity Compensation Plans Not Approved by Stockholders	133,333	(4)	5.94	—

Total	4,379,618		$4.03	2,726,452

(1)	Includes the 2009 Plan, the 2011 Plan and the Employee Stock Purchase Plan.
(2)	The 2011 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2011 Plan shall be increased on the first day of each year beginning in 2012 and ending in 2021, equal to the least of (A) 1,666,666 shares and (B) five percent (5%) of the shares of our common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of common stock as determined by the Board; provided, however, no more than 23,333,333 shares of common stock may be issued upon the exercise of incentive stock options.
(3)	Represents the total stock options available for grant under the 2011 Plan and the total shares remaining under the Employee Stock Purchase Plan.
(4)	Represents outstanding warrant to SavingStreet. For a discussion of the outstanding warrant in this column, see Note 12 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Ellie Mae under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

A. Barr Dolan, Chairman

Craig Davis

Bernard M. Notas

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Ellie Mae under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of the Board. The audit committee’s functions are more fully described in its charter, which is available on our website at http://ir.elliemae.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management our audited consolidated financial statements as of and for the year ended December 31, 2011.

The audit committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the audit committee discussed with Grant Thornton LLP their independence, and received from Grant Thornton LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Grant Thornton LLP, with and without management present, the scope and results of Grant Thornton LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The audit committee also has engaged Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and is seeking ratification of such selection by the stockholders.

Audit Committee

Bernard M. Notas, Chairman

Alan S. Henricks

Robert J. Levin

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, during our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Transactions with Directors

Director Carl Buccellato served as the chief executive officer of SavingStreet (formerly New Casa 188, LLC) from May 2008 until February 2012 and owns 32% of the membership interests of SavingStreet. On February 16, 2008, we entered into a strategic relationship agreement with SavingStreet (which was subsequently amended and restated on June 15, 2010) pursuant to which we provide to SavingStreet certain information from borrowers who consent to the distribution of such information, SavingStreet uses this borrower information to market certain move-related and home ownership-related products and services and we are entitled to receive 20% of SavingStreet’s net income until investors have recouped their initial investment, and then 50% of its net income thereafter. In connection with this transaction, we issued to SavingStreet a five-year warrant to purchase up to 133,333 shares of our common stock at an exercise price of $5.94 per share. This warrant may only be exercised at any time after we have received an aggregate of $5.0 million pursuant to the agreement and prior to the termination date of the warrant, which is December 31, 2012. The agreement was amended effective July 1, 2010 to specify additional marketing, sales and funding responsibilities for both parties, as well as to introduce additional protection measures for customer data utilized in connection with the agreement. On August 10, 2011, we entered into another amendment to the strategic relationship agreement with SavingStreet to enable the parties to offer to Encompass users a lead generation service, referred to as the Early Alert Program. Pursuant to this amendment, SavingStreet agreed to design, develop, administer, maintain and deliver the Early Alert Program and we agreed to market and sell this program to our Encompass users. The parties would equally share in the revenue received from the Early Alert Program, after deducting third party lead generation costs. The strategic relationship agreement was further amended effective November 1, 2011 to engage Exito Consulting LLC, or Exito, to provide certain marketing and sales services and assist in the market validation of a borrower retention service to our Encompass users. As part of this amendment, we agreed to pay Exito $12,000 per month in arrears for services performed beginning in November 1, 2011 through February 29, 2012, and we have the right to terminate any and all agreements and arrangements with SavingStreet in the event that, at any time after the end of the engagement of Exito, we determine that such a borrower retention service is not beneficial (financially or otherwise) to the Company. On March 27, 2012, we terminated our existing agreements and arrangements with SavingStreet. A general manager of SavingStreet has ownership interests in Exito. As of December 31, 2011, we have not been paid any profit-sharing amounts pursuant to the agreement.

Our former director Jerald Hoerauf, who resigned from the Board in March 2011, has served as senior vice president of business development for the real estate solutions group, The First American Corporation, since 1998, and more recently as executive vice president, corporate development of CoreLogic, Inc. (the successor to The First American Corporation following the spin-off of First American Financial Corporation in June 2010) since June 2010. CoreLogic was our largest stockholder. During the year ended December 31, 2011, we derived $838,971 in revenue from CoreLogic.

The following agreements are related party transactions as a result of Mr. Hoerauf’s past service as a member of the Board and the percentage of our capital stock owned by CoreLogic:

•

2007 Portal/LOS Link Agreement. We are party to a Portal/LOS Link Agreement dated January 1, 2007, as amended, or the 2007 Portal Agreement, pursuant to which certain affiliates of CoreLogic, or the CoreLogic Parties, can market and provide certain of their mortgage settlement services to our Encompass customers. As part of the 2007 Portal Agreement, we provide the CoreLogic Parties with certain marketing services, including a platform which enables them to implement priority marketing for certain of their services. The initial term of this agreement was for two years, but the agreement provides for an automatic one-year renewal unless we or the CoreLogic Parties notify the other in writing at least 60 days prior to the scheduled expiration. The 2007 Portal Agreement may be terminated by (i) the CoreLogic Parties if they are unsatisfied two or more times with our efforts to provide development, testing and implementation services under this agreement, (ii) either party upon 30 day’s written notice if the other party materially breaches this agreement and fails to cure such breach within 30 days after receiving such written notice and (iii) either party without notice upon an event of bankruptcy by either us or a CoreLogic Party. The 2007 Portal Agreement provides that neither we nor any CoreLogic Party will solicit any of the other parties’ employees for a period of one year following termination of the agreement. We and the CoreLogic Parties are obligated to indemnify each other in certain circumstances. Under the 2007 Portal Agreement, we received fees in an aggregate amount of $733,269 for 2011.

•

2010 Portal/LOS Link Agreement. In June 2010, The First American Corporation effected a spin-off transaction, pursuant to which The First American Title Corporation, which originally was one of the CoreLogic Parties to the 2007 Portal Agreement, was spun-off from CoreLogic. As a result of this spin-off, we entered into a stand-alone Portal/LOS Link Agreement with First American Title Corporation on June 1, 2010, or the 2010 Portal Agreement. The terms of the 2010 Portal Agreement are substantially similar to the terms of the 2007 Portal Agreement described above, except that The First American Title Corporation does not have an independent termination right related to our efforts to provide development, testing and implementation services. Under the 2010 Portal Agreement, we received fees in an aggregate amount of $105,702 for 2011.

•

Reseller Agreement. On December 20, 2010, we entered into a Reseller Agreement with CoreLogic Information Solutions, Inc., a subsidiary of CoreLogic, pursuant to which we are authorized to resell certain CoreLogic Information Solution’s services under our name as the parties may agree upon in individual statements of work, or SOWs, to be implemented under the Reseller Agreement from time to time. The term of the Reseller Agreement continues until the last of all outstanding SOWs is terminated. Upon an event of bankruptcy of a party, the Reseller Agreement can be terminated upon written notice by the other party. If either party breaches any provision of the Reseller Agreement, including any SOW, the non-breaching party may, upon providing written notice of such breach, terminate the agreement in its entirety or the specific SOW that was breached if the breach is not cured within 30 days, or such other time period as specified in the SOW, following such notice. To the extent any SOWs affected by a termination had minimum fees based on a minimum term, we may be required to pay CoreLogic Information Solutions the full amount of such outstanding minimum fees for the remainder of the then-current term under such SOW. We and CoreLogic Information Solutions are obligated to indemnify each other in certain circumstances. Under the Reseller Agreement, we paid CoreLogic fees in an aggregate amount of $707,919 for 2011.

Other Transactions

We entered into change of control agreements with certain of our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see “Compensation Discussion and Analysis—Termination-Based Compensation.”

We have granted stock options to our executive officers and all of our directors. For a description of these options, see “Compensation Discussion and Analysis—Grants of Plan-Based Awards in 2011 Table.”

We have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful. In the case of an action or proceeding by or in the right of the Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification.

Other than as described above under this section “Certain Relationships and Related Transactions,” since the beginning of last year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

The Board has adopted a written policy to set forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. The audit committee is responsible for reviewing and either approving or rejecting such proposed transactions, agreements or relationships and, in doing so, will consider the relevant facts and circumstances available and deemed relevant to them, including, but not limited to, the risks, costs and benefits to us, the terms of the agreement, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. No director may participate in the approval of a related party transaction for which he is a related party. We adopted a written Code of Business Conduct and Ethics which requires that directors, officers and employees make appropriate disclosure of potential conflicts of interest situations to their supervisor or our general counsel, as appropriate.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

The 2011 Annual Report to Stockholders, including our 2011 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those stockholders that request and receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our 2011 Annual Report to Stockholders at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. Requests for copies of our 2011 Annual Report to Stockholders may also be directed to Secretary, 4155 Hopyard Road, Suite 200, Pleasanton, California 94588.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by an Ellie Mae stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Secretary, 4155 Hopyard Road, Suite 200, Pleasanton, California 94588.

By Order of the Board of Directors

Elisa Lee
Corporate Secretary

April 4, 2012

ELLIE MAE, INC. 4155 HOPYARD ROAD SUITE 200 PLEASANTON, CA 94588

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M45044-P23419	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELLIE MAE, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. The election of the following Class I nominees as directors (terms expire in 2015):		☐	☐	☐
Nominees 01) Sigmund Anderman 02) Alan S. Henricks 03) Bernard M. Notas

	The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.   To ratify the selection, by the Audit Committee of the Board of Directors, of Grant Thornton LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012.

							☐	☐	☐
	3. To hold an advisory vote to approve named executive officer compensation as disclosed in the 2012 Proxy Statement.						☐	☐	☐
	The Board of Directors recommends you vote for 1 YEAR on the following proposal:					1 Year	2 Year	3 Year	Abstain
	4. To recommend, by non-binding vote, the frequency of future executive compensation votes.					☐	☐	☐	☐
Note: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M45045-P23419

ELLIE MAE, INC.

4155 Hopyard Road, Suite 200

Pleasanton, California 94588

Annual Meeting of Stockholders

May 15, 2012 9:30 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Sigmund Anderman and Edgar Luce, and each of them, as proxies, each having full power of substitution, to vote all of the shares of common stock of ELLIE MAE, INC. that the undersigned stockholder is entitled to vote at the Annual Meeting of Stockholders to be held on May 15, 2012, at 9:30 a.m. local time, at the Company’s offices, 4155 Hopyard Road, Suite 200, Pleasanton, CA 94588, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THE PROXY WILL BE VOTED “FOR” THE DIRECTOR NOMINEES NAMED IN PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2 AND PROPOSAL NO. 3, FOR A FREQUENCY OF EVERY “ONE YEAR” FOR PROPOSAL NO. 4 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side